Filed pursuant to Rule 424(b)(2)
Registration No. 333-152592
CALCULATION OF REGISTRATION FEE

	Maximum aggregate offering	Amount of registration
Title of each class of securities to be registered	price	fee(l)
5.750 % Senior Notes Due 2015	$500,000,000	—
Total	$500,000,000	$27,900

(1)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus Supplement
June 29, 2009
(To Prospectus Dated July 29, 2008)

$500,000,000

AutoZone, Inc.
5.750% Senior Notes due 2015

We are offering $500 million aggregate principal amount of 5.750% Senior Notes due 2015, or the “notes.” We will pay interest on the notes on January 15 and July 15 each year, beginning January 15, 2010. The notes will mature on January 15, 2015. We may redeem the notes at our option, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement under “Description of Notes—Optional Redemption.” If a change of control triggering event, as described herein, occurs, unless we have exercised our option to redeem the notes, holders of the notes may require us to repurchase the notes at the price described in this prospectus supplement under “Description of Notes—Change of Control.”

The notes will be senior unsecured obligations and will rank equally with our other senior unsecured liabilities and senior to any future subordinated indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

See “Risk Factors” beginning on page S-4 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per note	Total

Public Offering Price(1)	99.959%	$499,795,000
Underwriting discount	0.600%	$3,000,000
Proceeds (before expenses) to AutoZone, Inc.	99.359%	$496,795,000

(1)	Plus accrued interest, if any, from July 2, 2009, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on July 2, 2009.

Joint Book-Running Managers

J.P. Morgan	Wachovia Securities
U.S. Bancorp Investments, Inc.

Co-Managers

Banc of America Securities LLC	Morgan Keegan & Company, Inc.	SunTrust Robinson Humphrey

Citi	Fifth Third Securities, Inc.	KeyBanc Capital Markets
Mitsubishi UFJ Securities		Mizuho Securities USA Inc.

About this prospectus supplement

You should read this prospectus supplement along with the accompanying prospectus. This prospectus supplement and the accompanying prospectus form one single document and both contain information you should consider when making your investment decision.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus filed by us with the Securities and Exchange Commission and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “we,” “our” and “us” in this prospectus supplement, we mean AutoZone, Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to “you” or “yours,” we mean the purchasers of the notes.

Forward-looking statements

All statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe, plan, estimate or anticipate will or may occur in the future are forward-looking statements (as the term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that they believe to be appropriate. These are subject to a number of risks and uncertainties, including, but not limited to, those described in Item 1A to our annual report on Form 10-K, which is expressly incorporated by reference into this prospectus supplement and the accompanying prospectus, and those risks described in this prospectus supplement under “Risk Factors,” and elsewhere in documents filed with the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as other factors that our management

S-i

has not yet identified, including without limitation, competition, product demand, the economy, credit markets, the ability to hire and retain qualified employees, consumer debt levels, inflation, weather, raw material costs of our suppliers, energy prices, war and the prospect of war, including terrorist activity, availability of commercial transportation, construction delays, access to available and feasible financing, and changes in laws or regulations. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

S-ii

Summary

This summary description of our business and the offering may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” and the financial data and related notes included or incorporated by reference herein, before making an investment decision.

The company

We are the nation’s leading specialty retailer and a leading distributor of automotive replacement parts and accessories, with most of our sales to do-it-yourself (“DIY”) customers. We began operations in 1979 and as of May 9, 2009, we operated 4,172 stores in 48 states, the District of Columbia and Puerto Rico in the United States, and 168 stores in Mexico. Each of our stores carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories and non-automotive products. In many of our stores, we also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also sell the ALLDATA brand automotive diagnostic and repair software through direct sales and www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com. We do not derive revenue from automotive repair or installation.

Recent developments

We have executed a commitment letter with a group of banks to enter into a revolving credit facility for $800 million, which amount may be increased at our election to $1 billion. This new revolving credit facility is being entered into in order to replace our existing revolving credit facility, which expires in May 2010. We expect to enter into the new revolving credit facility in July 2009.

On June 17, 2009, we announced that our Board of Directors authorized the repurchase of an additional $500 million of our common stock in connection with our ongoing share repurchase program. Including the above amount, the share repurchase authorization now totals $7.9 billion since 1998.

Risk factors

Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-4 and all other information in the prospectus supplement and accompanying prospectus.

Additional information

AutoZone, Inc. is a Nevada corporation. Our executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500. We maintain a website at www.autozoneinc.com. Information contained on our website does not constitute a part of this document and is not incorporated by reference herein.

The offering

The following is a brief summary of some of the terms of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the notes, you should carefully read this prospectus supplement and the accompanying prospectus.

Issuer	AutoZone, Inc.

Securities Offered	$500 million aggregate principal amount of 5.750% Senior Notes due 2015.

Maturity Date	January 15, 2015.

Interest Rate	5.750%

Interest Payment Dates	January 15 and July 15, beginning January 15, 2010.

Interest Rate Adjustment	The interest rate payable on the notes will be subject to adjustment from time to time if the rating assigned to the notes is downgraded (or subsequently upgraded), as set forth under “Description of Notes—Interest Rate Adjustment.”

Optional Redemption	We may redeem the notes, at any time in whole or from time to time in part, at our option, on not less than 30 nor more than 60 days’ notice, at the redemption prices described under “Description of Notes—Optional Redemption.”

Ranking	The notes:

• will be unsecured obligations;

• will rank equally and ratably with all our existing and future unsecured and unsubordinated debt and other liabilities;

• will be senior to any future subordinated debt and other liabilities;

• will be junior to any secured debt to the extent of the assets securing such debt and other liabilities; and

• will be effectively junior to all existing and future debt and other liabilities of our subsidiaries.

Change of Control	If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes, holders of the notes may require us to repurchase the notes at a specified price. See “Description of Notes—Change of Control.”

Covenants	The indenture under which the notes will be issued contains covenants restricting our ability, subject to certain exceptions, to incur debt secured by liens, to enter into sale and leaseback transactions or to merge or consolidate with another entity or sell substantially all of our assets to another person.

Lack of a Public Market for the Notes	We do not intend to apply to list the notes on any securities exchange. There are no existing trading markets for the notes, and there can be no assurance regarding:

• any future development or liquidity of a trading market for the notes;

• your ability to sell your notes at all; or

• the prices at which you may be able to sell your notes.

Form and Denominations	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We intend to use the net proceeds from this offering to repay, redeem or repurchase existing debt, including commercial paper, for working capital, capital expenditures, new store openings, repurchases of common stock under our stock repurchase program, acquisitions and for general corporate purposes. See “Use of Proceeds.”

Further Issues	We may, without the consent of the holders of the notes, create and issue additional notes of such series ranking equally and ratably with the notes and otherwise identical to the notes in all respects. These additional notes, if any, will form a single series with the notes offered hereby and will have the same terms as to status, redemption or otherwise as such notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Risk factors

An investment in the notes involves a degree of risk. You should carefully consider the risks and uncertainties described below and other information contained in this prospectus supplement and the accompanying prospectus before you decide whether to invest in the notes. If any of the following risks were to occur, our business, financial condition, results of operations and liquidity could be materially adversely affected. This may affect our ability to pay interest on the notes or repay the principal when due, and you may lose part or all of your investment.

Risks related to the notes

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities and any preferred equity of our subsidiaries, which means that creditors and preferred equity holders of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

The notes are exclusively obligations of AutoZone, Inc. Because most of our operations are currently conducted through subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available for such payments, whether by dividends, loans or otherwise. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

The notes will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the liquidation or reorganization of a subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to any of the indebtedness held by us.

Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.

Holders of our secured indebtedness and the secured indebtedness of any future guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes will be effectively subordinated to all of our secured indebtedness to the extent of the assets securing such debt. In the event of any distribution or payment of our assets or any pledged capital stock in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets and any pledged capital stock that constitute their collateral. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under any credit facility to which we may be a party that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our existing credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under any credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under any credit facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under any credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under any credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt. Because the indenture governing the notes, the indentures governing our notes that are currently outstanding and the agreements governing any credit facility will have customary cross-default provisions, if the indebtedness under the notes or under any credit facility or any of our other facilities is accelerated, we may be unable to repay or finance the amounts due. See “Description of Notes.”

If an active trading market does not develop for these notes you may not be able to resell them.

Prior to this offering, there was no public market for these notes and we cannot assure you that an active trading market will develop for the notes. We do not intend to apply to list the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in these notes after this offering is completed. However, the underwriters may cease their market-making at any time.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, unless we have exercised our right to redeem the notes, each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.”

Under clause (4) of the definition of “Change of Control” described under “Description of Notes—Change of Control,” a change of control will occur when a majority of our directors are not “continuing directors.” In a recent decision in connection with a proxy contest, the Court of Chancery of Delaware has suggested that the occurrence of a change of control under an indenture provision similar to ours may nevertheless be avoided, if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. The Court also suggested that there may be a possibility that an issuer’s obligation to repurchase its outstanding debt securities upon a change of control triggered by a failure to have a majority of “continuing directors” may be unenforceable on public policy grounds. There is no Nevada case law addressing the issue of “continuing directors” but the United States District Court in Nevada has held that, in the absence of Nevada statutory or case law on point with respect to a matter of corporate law, a federal court applying Nevada law will find persuasive authority in Delaware case law.

Risks related to the Company

We may not be able to sustain our recent rate of sales growth.

We have increased our store count in the past five fiscal years, growing from 3,268 stores at August 30, 2003, to 4,240 stores at August 30, 2008, an average store count increase per year of 5%. Additionally, we have increased annual revenues in the past five fiscal years from $5.457 billion in fiscal 2003 to $6.523 billion in fiscal 2008, an average increase per year of 4%. Annual revenue growth is driven by the opening of new stores and same-store sales. We cannot provide any assurance that we can continue to open stores or increase same-store sales.

Our business depends upon qualified employees.

At the end of fiscal 2008, our consolidated employee count was approximately 57,000. We cannot assure that we can continue to hire and retain qualified employees at current wage rates. If we do not maintain competitive wages, our customer service could suffer by reason of a declining quality of our workforce or, alternatively, our earnings could decrease if we increase our wage rates.

If demand for our products slows, then our business may be materially affected.

Demand for products sold by our stores depends on many factors. In the short term, it may depend upon:

•	the number of miles vehicles are driven annually. Higher vehicle mileage increases the need for maintenance and repair. Mileage levels may be affected by gas prices and other factors.

•	the number of vehicles in current service that are seven years old and older. These vehicles are generally no longer under the original vehicle manufacturers’ warranties and tend to need more maintenance and repair than younger vehicles.

•	the weather. Inclement weather may cause vehicle maintenance to be deferred.

•	the economy. In periods of rapidly declining economic conditions, both retail DIY and commercial do-it-for-me (“DIFM”) customers may defer vehicle maintenance or repair. During periods of expansionary economic conditions, more of our DIY customers may pay others to repair and maintain their cars instead of working on their own vehicles or they may purchase new vehicles.

•	rising energy prices. Increases in energy prices may cause our customers to defer purchases of certain of our products as they use a higher percentage of their income to pay for gasoline and other energy costs.

For the long term, demand for our products may depend upon:

•	the quality of the vehicles manufactured by the original vehicle manufacturers and the length of the warranties or maintenance offered on new vehicles; and

•	restrictions on access to diagnostic tools and repair information imposed by the original vehicle manufacturers or by governmental regulation.

If we are unable to compete successfully against other businesses that sell the products that we sell, we could lose customers and our sales and profits may decline.

The sale of automotive parts, accessories and maintenance items is highly competitive based on many factors, including name recognition, product availability, customer service, store location and price. Competitors are rapidly opening locations near our existing stores. We compete as a supplier in both the DIY and DIFM auto parts and accessories markets.

Competitors include national, regional and local auto parts chains, independently owned parts stores, jobbers, repair shops, car washes and auto dealers, in addition to discount and mass merchandise stores, department stores, hardware stores, supermarkets, drugstores, convenience stores and home stores that sell aftermarket vehicle parts and supplies, chemicals, accessories, tools and maintenance parts. Although we believe we compete effectively on the basis of customer service, including the knowledge and expertise of our employees; merchandise quality, selection and availability; product warranty; store layout, location and convenience; price; and the strength of our AutoZone brand name, trademarks and service marks; some competitors may have competitive advantages, such as greater financial and marketing resources, larger stores with more merchandise, longer operating histories, more frequent customer visits and more effective advertising. If we are unable to continue to develop successful competitive strategies, or if our competitors develop more effective strategies, we could lose customers and our sales and profits may decline.

If we cannot profitably increase our market share in the commercial auto parts business, our sales growth may be limited.

Although we are one of the largest sellers of auto parts in the commercial market, to increase commercial sales we must compete against national and regional auto parts chains, independently owned parts stores, wholesalers and jobbers, repair shops and auto dealers. Although we believe we compete effectively on the basis of customer service, merchandise quality, selection and availability, price, product warranty and distribution locations, and the strength of our AutoZone brand name, trademarks and service marks, some automotive aftermarket jobbers have been in business for substantially longer periods of time than we have, have developed long-term customer relationships and have large available inventories. We can make no assurances that we can profitably develop new commercial customers or make available inventories required by commercial customers.

If our vendors continue to consolidate, we may pay higher prices for our merchandise.

In recent years, several of our vendors have merged. Further vendor consolidation could limit the number of vendors from which we may purchase products and could materially affect the prices we pay for these products.

Consolidation among our competitors may negatively impact our business.

Recently some of our competitors have merged. If our competitors continue to consolidate with other auto parts chains and are able to achieve efficiencies in their mergers, then there may be greater competitive pressures in the markets in which they are stronger.

War or acts of terrorism or the threat of either may negatively impact availability of merchandise and adversely impact our sales.

War or acts of terrorism, or the threat of either, may have a negative impact on our ability to obtain merchandise available for sale in our stores. Some of our merchandise is imported from other countries. If imported goods become difficult or impossible to bring into the United States, and if we cannot obtain such merchandise from other sources at similar costs, our sales and profit margins may be negatively affected.

In the event that commercial transportation is curtailed or substantially delayed, our business may be adversely impacted, as we may have difficulty shipping merchandise to our distribution centers and stores.

Rising energy prices may negatively impact our profitability.

As mentioned above, rising energy prices may impact demand for the products that we sell, overall transaction count and our profitability. Higher energy prices impact our merchandise distribution, commercial delivery, utility, and product costs, and we may not be able to recover these rising energy costs through increased prices charged to our customers.

Demand for our merchandise may decline if vehicle manufacturers refuse to make available the information our customers need to work on their own vehicles.

Demand for our merchandise may decline if vehicle manufacturers refuse to make available to the automotive aftermarket industry diagnostic, repair and maintenance information that our customers, both retail and commercial, require to diagnose, repair and maintain their vehicles. Without public dissemination of this information, consumers may be forced to have all diagnostic work, repairs and maintenance performed by the vehicle manufacturers’ dealer network.

Deteriorating conditions in the global credit markets, changes in our credit ratings and macroeconomic factors could adversely affect our financial condition and results of operations.

Our short-term and long-term debt is rated investment grade by the major rating agencies. These investment-grade credit ratings have historically allowed us to take advantage of lower interest rates and other favorable terms on our short-term credit lines, in our senior debt offerings and in the commercial paper markets. To maintain our investment-grade ratings, we are required to meet certain financial performance ratios. An increase in our debt and/or a decline in our earnings could result in downgrades in our credit ratings. A downgrade in our credit ratings could result in an increase in interest rates and more restrictive terms on certain of our senior debt and our commercial paper, could limit our access to public debt markets, could limit the institutions willing to provide credit facilities to us and could significantly increase the interest rates on such facilities from current levels.

Moreover, over the past several months, significant deterioration in the financial condition of large financial institutions has resulted in a severe loss of liquidity and availability in global credit markets and in higher short-term borrowing costs and more stringent borrowing terms. The United States automotive industry has been particularly adversely affected by these conditions. Recessionary conditions in the global economy threaten to cause further tightening of the credit markets, more stringent lending standards and terms and higher volatility in interest rates. Persistence of these conditions could have a material adverse effect on our access to short-term debt and the terms and cost of that debt. In addition, further deterioration in the U.S. economy could adversely affect our corporate results, which could adversely affect our financial condition and operations.

Use of proceeds

We intend to use the net proceeds from this offering to repay, redeem or repurchase existing debt, including commercial paper, for working capital, capital expenditures, new store openings, repurchases of common stock under our stock repurchase program, acquisitions and for general corporate purposes. We may use a portion of the net proceeds from this offering to repay in full the outstanding principal amount and accrued and unpaid interest under our $300 million term loan facility incurred in 2004, which matures in December 2009. Borrowings under the term loan accrue interest at an effective fixed annual rate of 4.4%. Certain of the underwriters or their affiliates are lenders and/or agents under the term loan and may receive a portion of the proceeds from this offering. We may invest funds not required immediately for these purposes in short-term, interest-bearing or other investment-grade securities.

Ratio of earnings to fixed charges

Our consolidated ratio of earnings to fixed charges is as follows for the periods indicated:

	Fiscal year ended								Thirty-six weeks ended

August 28,	August 27,		August 26,		August 25,		August 30,		May 3,		May 9,
2004	2005		2006		2007		2008		2008		2009

7.9x	7.0	x	6.7	x	6.5	x	6.8	x	6.2	x	5.9x

We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income before income taxes plus fixed charges (excluding capitalized interest), and “fixed charges” consist of interest expense on all indebtedness, capitalized interest, amortization of debt issuance costs and the portion of rent expense on operating leases deemed representative of interest.

Description of notes

The following description of the terms and provisions of the notes supplements the description in the accompanying prospectus of the general terms and provisions of the debt securities, to which description reference is hereby made. In this section entitled “Description of Notes,” references to “we,” “us,” “our,” and “AutoZone, Inc.” include only AutoZone, Inc. and not any of its subsidiaries.

General

The aggregate principal amount of the notes offered hereby will initially be limited to $500 million, subject to increase as set forth under “Further Issues” below. The notes will mature on January 15, 2015 and will bear interest at a rate of 5.750% per year.

The notes will be issued under an indenture dated as of August 8, 2003, between us and The Bank of New York Mellon Trust Company, N.A. (successor to Bank One Trust Company, N.A.), as trustee, as supplemented by an officers’ certificate dated July 2, 2009, setting forth the terms and conditions of the notes. We refer to the indenture, as supplemented by the officers’ certificate dated July 2, 2009, as the indenture.

Interest on the notes will accrue from July 2, 2009 and will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2010, to the persons in whose names the notes are registered at the close of business on January 1 and July 1 (whether or not a business day) preceding the respective interest payment dates. If any interest payment date is not a business day, then payment of interest will be made on the next business day, but without any additional interest or other amount. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The notes will not be subject to any sinking fund.

The notes will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Description of Notes—Book-Entry Delivery and Settlement—Global Notes.” The notes will be issued only in minimum denominations of $2,000, and integral multiples of $1,000 in excess thereof.

Ranking

The notes will be senior unsecured obligations of AutoZone, Inc. and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of AutoZone, Inc. from time to time outstanding. The notes are exclusively obligations of AutoZone, Inc. Because most of our operations are currently conducted through subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available for such payments, whether by dividends, loans or otherwise. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

The notes will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the liquidation or reorganization of a subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to any of the indebtedness held by us. See “Risk Factors—Risks Related to the Notes—The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities and any preferred equity of our subsidiaries, which means that creditors and preferred equity holders of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.”

Interest rate adjustment

The interest rate payable on the notes will be subject to adjustments from time to time if any of the three Rating Agencies downgrades (or subsequently upgrades) its rating assigned to the notes in the manner described below.

If the rating of the notes from any one or more of the three Rating Agencies is decreased to a rating set forth in any of the immediately following tables, the interest rate on the notes will increase from the interest rate otherwise payable on the notes by an amount equal to the sum of the percentages set forth in the following tables opposite those ratings; provided, that only the two lowest ratings assigned to the notes (or deemed assigned, as provided in the rules of interpretation set forth below) will be taken into account for purposes of any interest rate adjustment:

Moody’s rating	Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P rating	Percentage

BB+	0.25%
BB	0.50%
BB−	0.75%
B+ or below	1.00%

Fitch rating	Percentage

BB+	0.25%
BB	0.50%
BB−	0.75%
B+ or below	1.00%

If at any time the interest rate on the notes has been adjusted upward and any of the Rating Agencies subsequently increases its rating of the notes, the interest rate on the notes will again be adjusted (and decreased, if appropriate) such that the interest rate on the notes equals the interest rate otherwise payable on the notes prior to any adjustment plus (if applicable) an amount equal to the sum of the percentages set forth opposite the ratings in the tables above with respect to the two lowest ratings assigned to the notes (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth below.

Any interest rate increase or decrease described above will take effect from the first business day after the rating change has occurred requiring an adjustment in the interest rate. If any Rating Agency changes its rating of the notes more than once during any particular interest period, the last such change to occur will control in the event of a conflict. An “interest period” is the period from and including an interest payment date (or the original issuance date of the notes, if earlier) to but excluding the next succeeding interest payment date.

For purposes of making adjustments to the interest rate payable on the notes, the following rules of interpretation will apply:

•	if a Rating Agency has ceased to provide a rating of the notes for any reason, that Rating Agency will be deemed to have rated the notes at the lowest level contemplated by the table above;

•	if only one of the three Rating Agencies ceases to provide a rating of the notes for any reason, the deemed rating of that Rating Agency will be disregarded for purposes of all interest rate adjustments;

•	if two of the three Rating Agencies cease to provide a rating of the notes for any reason, the deemed rating of only one of such two Rating Agencies will be disregarded;

•	if all three Rating Agencies cease to provide a rating of the notes for any reason, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate otherwise payable on the notes prior to any adjustment;

•	each interest rate adjustment required by any decrease or increase in a rating by any one Rating Agency will be made independently of (and in addition to) any and all other adjustments; and

•	in no event will (A) the per annum interest rate on the notes be reduced below the interest rate set forth on the cover page of this prospectus supplement or (B) the per annum interest rate on the notes exceed 2.00% above the interest rate set forth on the cover page of this prospectus supplement.

The interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if the notes become rated “A3” (or its equivalent) or higher by Moody’s, “A−” (or its equivalent) or higher by S&P and “A−” (or its equivalent) by Fitch, in each case with a stable or positive outlook.

For purposes of the foregoing discussion of an interest rate adjustment, the following definitions are applicable.

“Fitch” means Fitch Inc., and its successors.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means each of Fitch, Moody’s and S&P.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Corporation, Inc., and its successors.

Optional redemption

The notes will be redeemable, at any time in whole or from time to time in part, at our option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the date of redemption plus the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, as determined in good faith by us.

For purposes of determining the optional redemption, the following definitions are applicable.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities Inc. and a primary treasury dealer selected by Wachovia Capital Markets, LLC and their respective successors and any other primary U.S. government securities dealers in New York City we select (each, a “Primary Treasury Dealer”). If any of the foregoing ceases to be a Primary Treasury Dealer, we must substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. Notwithstanding anything to the contrary in Section 4.4 of the indenture, such notice of redemption need not set forth the redemption price but only the manner of calculation thereof. We will give the trustee notice of the amount of the redemption price promptly after the calculation thereof and the trustee shall have no responsibility for such calculation. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions of the notes called for redemption.

Change of control

If a Change of Control Triggering Event occurs with respect to the notes, unless we have exercised our option to redeem such notes as described above, holders of the notes will have the right to require us to make an offer (a “Change of Control Offer”) to each holder of the notes with respect to which such Change of Control Triggering Event has occurred to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of the repurchase of the notes at the option of the holders, the following definitions are applicable.

“Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any Person, other than AutoZone, Inc. or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to AutoZone, Inc.’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (A) was a member of such Board of Directors on the date the notes were issued or (B) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by at least two of the three Rating Agencies and the notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Corporation, Inc., and its successors.

“Voting Stock” means, with respect to any specified Person as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Covenants

Limitation on liens

The indenture provides that we will not, and will not permit any of our subsidiaries to, create, incur, issue, assume or guarantee any debt secured by a Lien (other than Permitted Liens) upon any Property, or upon shares of Capital Stock or evidence of debt issued by any of our subsidiaries and owned by us or by any other of our subsidiaries, owned on the date of issuance of any senior debt securities, without making effective provision to secure all of the notes, equally and ratably with any and all other debt secured thereby, so long as such debt shall be so secured.

Limitation on sale and leaseback transactions

Under the indenture, we covenant that we will not, and will not permit any subsidiary to, enter into any arrangement with any person providing for the leasing by us or any subsidiary of any Property that has been or is to be sold or transferred by us or such subsidiary to such person more than 180 days following our or our subsidiary’s acquisition of such Property, with the intention of taking back a lease of such Property (a “Sale and Leaseback Transaction”) unless the terms of such sale or transfer have been determined by our board of directors to be fair and arm’s-length and either:

•	within 12 months after the receipt of the proceeds of the sale or transfer, we or any subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt; or

•	we or such subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt secured by a Lien on such Property in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on Liens.”

The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; or (ii) between us and a subsidiary or between subsidiaries, provided that the lessor is us or a wholly owned subsidiary.

Consolidation, merger and sale of assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than AutoZone, Inc.) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Notwithstanding the foregoing, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us or any of our direct or indirect wholly owned subsidiaries.

No restriction on sale or issuance of stock of subsidiaries

The indenture does not contain covenants that prevent us from selling, transferring or otherwise disposing of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock (as defined above in “—Change of Control”)of any of our subsidiaries, nor does it prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of such subsidiary.

Definitions

The following terms used in “Description of Notes—Covenants” are defined as follows.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).

“Consolidated Net Tangible Assets” means the aggregate amount of our assets (less applicable reserves and other properly deductible items) and our consolidated subsidiaries’ assets after deducting therefrom (a) all current liabilities (excluding any debt for money borrowed having a maturity of less than twelve months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond twelve months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“Funded Debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof.

“Lien” means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such Property.

“Permitted Liens” mean:

•	Liens (other than Liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

•	statutory Liens of landlords and Liens of mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

•	Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us and our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

•	Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

•	Liens securing indebtedness incurred to finance the purchase price or cost of construction of Property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Liens and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

•	Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

•	Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

•	easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

•	leases or subleases granted to others not interfering in any material respect with our business, including our subsidiaries, taken as a whole;

•	Liens on Property at the time such Property is acquired by us or any of our subsidiaries;

•	Liens on Property of any person at the time such person becomes one of our subsidiaries;

•	Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

•	Liens existing on the date of this prospectus supplement or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto;

•	Liens on any Property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying Property, whether directly or indirectly, by way of share disposition or otherwise;

•	Liens securing debt of one of our subsidiaries owed to us or to another one of our subsidiaries;

•	Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

•	Liens to secure debt of joint ventures in which we or any of our subsidiaries has an interest, to the extent such Liens are on Property of, or equity interests in, such joint ventures; and

•	other Liens on our Property and the Property of our subsidiaries securing debt having an aggregate principal amount (or deemed amount, in the case of Attributable Debt) not to exceed, as of any date of incurrence of such secured debt pursuant to this clause and after giving effect to such incurrence and the application of the proceeds therefrom, the greater of (1) $500 million and (2) 15% of our Consolidated Net Tangible Assets.

“Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling automotive parts and accessories or the warehousing or distributing of such products, owned or leased by us or any one of our Significant Subsidiaries.

“Senior Funded Debt” means all Funded Debt of ours or our subsidiaries (except Funded Debt, the payment of which is subordinated to the payment of the debt securities).

“Significant Subsidiaries” means any of our subsidiaries that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

Events of default

The term “event of default” means, with respect to the notes, any of the following:

•	default in the payment of any interest upon any note when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any note when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any note and continuance of such default for a period of 30 days;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty for which the consequences of nonperformance or breach are addressed elsewhere in this paragraph and other than a covenant that has been included in the indenture solely for the benefit of a series of notes other than the notes), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes as provided in the indenture;

•	a default in the payment of principal when due or resulting in acceleration of our other debt or debt of our Significant Subsidiaries where the aggregate principal amount with respect to which such default or acceleration has occurred exceeds $75 million, provided that such event of default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived or such indebtedness is discharged; and

•	certain events of bankruptcy, insolvency or reorganization of our company or any of our Significant Subsidiaries.

No event of default with respect to a particular series of notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of notes. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to notes at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding notes may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all notes. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. At any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the notes may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to the notes, have been cured or waived as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series.

No holder of any note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to notes of such series; and

•	the holders of at least a majority in principal amount of the notes of such series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the notes of such series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that note on or after the due dates expressed in that note and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of notes of any series of any default or event of default (except in payment on any notes of such series) with respect to notes of such series if it in good faith determines that withholding notice is in the interest of the holders of those notes.

Modification and waiver

We may enter into supplemental indentures for the purpose of modifying or amending the indenture with respect to the notes with the written consent of holders of at least a majority in aggregate principal amount of the notes. However, the consent of each holder affected is required for any amendment to:

•	reduce the amount of notes whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any note;

•	reduce the principal of or premium on or change the fixed maturity of any note or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to the notes;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, or premium or interest on, any note (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration as set forth above);

•	make the principal of, or premium or interest on, any note payable in currency other than that stated in the note;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of notes to receive payment of the principal of, and premium and interest on, those notes and to institute suit for the enforcement of any such payment and waivers of defaults or events of default by holders; or

•	waive a redemption payment with respect to any note.

We and the trustee may amend the indenture or the notes, without notice to or the consent of any holder of a note, to, among other things:

•	cure any ambiguity, defect or inconsistency;

•	comply with the indenture’s provisions with respect to successor corporations;

•	provide for the issuance of uncertificated notes in addition to or in place of certificated notes;

•	add to the covenants or the events of default for the benefit of holders of the notes or surrender any right or power conferred on us by the indenture;

•	add to, change or eliminate any of the provisions of the indenture in respect of one or more series of notes, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any note of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such note with respect to such provision, or (B) shall become effective only when there is no outstanding note of any series created prior to such amendment and entitled to the benefit of such provision;

•	establish additional series of notes as permitted by the indenture; or

•	comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all notes of such series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all the notes of such series waive any past default under the indenture with respect to such series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any note of such series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding note of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding notes of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of notes and certain covenants in certain circumstances

Legal defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of notes, we may be discharged from any and all obligations in respect of the notes of any series (except for certain obligations to register the transfer or exchange of notes of such series, to replace stolen, lost or mutilated notes of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of notes denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the notes of such series on the stated maturity of those payments in accordance with the terms of the indenture and those notes.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of certain covenants

The indenture provides that, unless otherwise provided by the terms of the applicable series of notes, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Covenants—Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes of such series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of notes denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the notes of such series on the stated maturity of those payments in accordance with the terms of the indenture and those notes; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant defeasance and events of default

In the event we exercise our option to effect covenant defeasance with respect to any series of notes and the notes of such series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of such series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

“Foreign government obligations” means, with respect to notes of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Satisfaction and discharge

The indenture will generally cease to be of any further effect with respect to any series of notes, if:

•	we have delivered to the trustee for cancellation all outstanding notes of such series (with certain limited exceptions), or

•	all notes of such series not previously delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year, and we have deposited with the trustee as trust funds the entire amount sufficient to pay all of the outstanding notes,

•	and, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

The indenture will be deemed satisfied and discharged when no notes remain outstanding and when we have paid all other sums payable by us under the indenture.

Any monies and U.S. government obligations deposited with the trustee for payment of principal of, and interest and premium, if any, on, the notes and not applied but remaining unclaimed by the holders of the notes for two years after the date upon which the principal of, and interest and premium, if any, on, the notes, as the case may be, shall have become due and payable, shall be repaid to us by the trustee on written demand. Thereafter, the holder of such notes may look only to us for payment thereof.

Book-entry delivery and settlement

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, clearstream and euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxenbourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss those matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent receive by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes of a series represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine (subject to DTC’s procedures) not to have the notes of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Further issues

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes and otherwise identical to such notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). Such additional notes, if any, will form a single series with the notes offered hereby and will have the same terms as to status, redemption or otherwise as the notes.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the trustee

The Bank of New York Mellon Trust Company, N.A. (successor in interest to Bank One Trust Company, N.A.) is the trustee under the indenture. We also maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business.

Certain United States federal income tax considerations

The following is a general discussion of material United States federal income tax consequences to a holder with respect to the purchase, beneficial ownership and disposition of the notes. This summary is generally limited to holders who will hold the notes as “capital assets” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire the notes in this offering at the initial offering price, and does not deal with the United States federal income tax consequences to investors subject to special treatment under the United States federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, retirement plans, regulated investment companies, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold the notes as part of a “straddle,” a “hedge” against currency risk, a “conversion transaction” or other integrated transaction, certain financial institutions, expatriates and certain former citizens or long-term residents of the United States and United States Holders (as defined herein) that have a “functional currency” other than the U.S. dollar, all within the meaning of the Code. In addition, this discussion does not describe U.S. federal gift or estate tax consequences, alternative minimum tax consequences or any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

The federal income tax considerations set forth below are based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below.

The following discussion constitutes the opinion of Bass, Berry & Sims PLC, tax counsel to the Company, as to the material United States federal income tax consequences generally applicable to purchasers of the notes. Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Taxation of United States holders

The following discussion is limited to the United States federal income tax consequences relevant to United States Holders. As used herein, “United States Holders” are beneficial owners of the notes, that are, for United States federal income tax purposes:

•	citizens or residents of the United States;

•	corporations or other entities taxable as corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	estates, the income of which is subject to United States federal income taxation regardless of its source; or

•	trusts if (i) (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and validly elected to continue to be so treated.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership or other entity will generally depend upon the status of the partner and the activities of the partnership or other entity. If you are a partner of a partnership or other entity taxable as a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Certain United States federal income tax consequences relevant to a non-United States Holder are discussed separately below.

Taxation of interest

Subject to the discussion below, United States Holders generally will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with their regular method of accounting for United States federal income tax purposes. It is expected that the notes will be issued without original issue discount (“OID”) for United States federal income tax purposes. If, contrary to current expectations, the notes are issued with OID, you generally will be required to include such OID in gross income in advance of the receipt of cash attributable to that income. This discussion assumes that the notes will not be issued with OID.

In certain circumstances (see “Description of Notes—Interest Rate Adjustment”), we may be obligated to pay additional interest as a result of adjustments to the ratings assigned to the notes. In addition, in certain other circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Change in Control”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. The obligation to make these payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments”. Although the issue is not free from doubt, we believe that the possibility of the payment of such additional amounts does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations, and as a result, we intend to take the position that any additional payments made to a United States Holder will be taxed as ordinary income when received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. Our position is not binding on the Internal Revenue Service, which may take a contrary position and treat the notes as contingent payment debt instruments. If the notes were deemed to be contingent payment debt instruments, a United States Holder would generally be required to treat any gain on the sale or other taxable disposition of the notes as ordinary income rather than capital gain. Furthermore a United States Holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any payments are made that differ from payments calculated based on the assumed yield.

The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. United States Holders should consult their own tax advisors about the treatment of additional payments that might be made in respect of the notes.

Pre-issuance accrued interest

If a portion of the price paid for a note is allocable to interest that accrued prior to the date the note is purchased (“Accrued Interest”), we intend to take the position that Accrued Interest will not be includible in the “issue price” of the note, and on the first interest payment date after the issue date, a portion of the interest received equivalent to the Accrued Interest amount will be treated as a return of the Accrued Interest, and such amount will not be treated as a payment of interest on the note.

Sale, exchange or redemption of the notes

Upon the taxable disposition of a note by sale, exchange or redemption, a United States Holder will generally recognize gain or loss equal to the difference between (1) the amount realized on the disposition of the note (other than amounts attributable to accrued interest on the note, which will be treated as ordinary interest income for federal income tax purposes if not previously included in income) and (2) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such United States Holder (other than any cost attributable to Accrued Interest) less any principal payments received by the United States Holder.

Gain or loss from the taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note was held by the United States Holder for more than one year at the time of the disposition. For non-corporate holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to certain limitations.

Backup withholding and information reporting

Where required, information will be reported to both United States Holders of notes and the Internal Revenue Service regarding the amount of interest and principal paid on, and the proceeds from the disposition of, the notes in each calendar year as well as the corresponding amount of tax withheld, if any exists.

Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a holder of notes may be subject to backup withholding at a rate currently equal to 28% with respect to interest and principal paid on the notes and/or the proceeds from dispositions of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. United States Holders will be subject to this backup withholding tax if such holder is not otherwise exempt and any of the following conditions exist: (1) such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number; (2) the Internal Revenue Service notifies the payor that such holder furnished an incorrect TIN; (3) the payor is notified by the Internal Revenue Service that such holder has failed to properly report payments of interest or dividends; or (4) such holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the Internal Revenue Service has not notified the United States Holder that it is subject to backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Taxation of non-United States holders

The following discussion is limited to the United States federal income tax consequences of the acquisition, ownership and disposition of the notes by an initial purchaser of the notes that is an individual, a corporation (or other entity treated as such), or an estate or trust that is not a United States Holder as defined above. The rules governing the United States federal income taxation of a non-United States Holder of notes are complex and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain non-United States Holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Non-United States Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a note will be considered “U.S. trade or business income” if the income or gain is either (1) in the case of a non-United States Holder that is eligible for the benefits of an applicable treaty, attributable to a U.S. permanent establishment (or to a fixed base) in the United States, or in all other cases, (2) effectively connected with the conduct of a U.S. trade or business.

Taxation of interest

Generally, interest income of a non-United States Holder that is not “U.S. trade or business income” is subject to a withholding tax at a rate of 30% (or, a lower tax rate specified in an applicable tax treaty). However, interest income earned on a note by a non-United States Holder will qualify for the “portfolio interest” exception, and therefore will not be subject to United States federal income tax or withholding tax, if:

•	the interest income is not “U.S. trade or business income” of the non-United States Holder;

•	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of the Company’s stock entitled to vote;

•	the non-United States Holder is not, for United States federal income tax purposes, a controlled foreign corporation that is related to the Company through direct or attributed stock ownership;

•	the non-United States Holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (A) the non-United States Holder certifies, under penalty of perjury, to the Company or the Company’s agent that it is not a “United States person” within the meaning of the Code and such non-United States Holder provides its name, address and certain other information on a properly executed Form W-8BEN (or an applicable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to the Company or the Company’s agent signed under the penalties of perjury in which the organization, bank or financial institution certifies that Form W-8BEN or a suitable substitute has been received by it from the non-United States Holder or from another financial institution entity on behalf of the non-United States Holder and furnishes the Company or the Company’s agent with a copy.

If a non-United States Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to such non-United States Holder that is not “U.S. trade or business income” will be subject to United States federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will not be subject to United States federal withholding tax but will be taxed on a net income basis at regular U.S. tax rates, and if the non-United States Holder is a foreign corporation, such U.S. trade or business income may be subject to the branch profits tax equal to 30%, or a lower rate provided by an applicable treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, a non-United States Holder must provide either:

•	a properly executed Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•	a properly executed Form W-8ECI (or suitable substitute form) stating that interest paid on the note is not subject to withholding tax because it is “U.S. trade or business income.”

Sale, exchange or redemption of notes

Generally, a non-United States Holder will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of a note unless:

•	the gain is “U.S. trade or business income;” or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the note is made and certain other requirements are met.

A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Information reporting and backup withholding

Where required, information will be reported annually to each non-United States Holder as well as the Internal Revenue Service regarding any interest that is either subject to withholding or exempt from United States withholding tax pursuant to a tax treaty or to the portfolio interest exception. Copies of these information returns may also be made available to the tax authorities of the country in which the non-United States Holder resides under the provisions of a specific treaty or agreement.

Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a holder of notes may be subject to backup withholding at a rate currently equal to 28% with respect to interest and principal paid on the notes and/or the proceeds from dispositions of the notes. However, the regulations provide that payments of principal and interest to a non-United States Holder will not be subject to backup withholding and information reporting if the non-United States Holder certifies its non-U.S. status under penalties of perjury or satisfies the requirements of an otherwise established exemption, provided that neither the Company nor the Company’s paying agent has actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the non-United States Holder certifies its non-U.S. status under penalty of perjury or satisfies the requirements of an otherwise established exemption, provided that the broker does not have actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States will not be subject to information reporting or backup withholding.

When a non-United States Holder receives a payment of proceeds from the disposition of notes either to or through a non-U.S. office of a broker that is either a U.S. person or a person who has certain enumerated relationships with the United States, the regulations require information reporting (but not backup withholding) on the payment, unless the broker has documentary evidence in its files that the non-United States Holder is not a U.S. person and the broker has no knowledge to the contrary.

Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Underwriting

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are acting as representatives, has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Principal amount
Underwriter	of notes

J.P. Morgan Securities Inc.	$125,000,000
Wachovia Capital Markets, LLC	125,000,000
U.S. Bancorp Investments, Inc.	75,000,000
Banc of America Securities LLC	25,000,000
Morgan Keegan & Company, Inc.	25,000,000
SunTrust Robinson Humphrey, Inc.	25,000,000
Citigroup Global Markets, Inc.	20,000,000
Fifth Third Securities, Inc.	20,000,000
KeyBanc Capital Markets Inc.	20,000,000
Mitsubishi UFJ Securities (USA), Inc.	20,000,000
Mizuho Securities USA Inc.	20,000,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions, including delivery of customary certificates and opinions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

We have been advised by the representative of the underwriters that the underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.350% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.125% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representative may change the public offering price and other selling terms.

The following table summarizes the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total):

Paid by us

Per Note	0.600%
Total	$3,000,000

We estimate that our total expenses for this offering, excluding the underwriting discounts, will be approximately $1.0 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The notes are a new issue of debt securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the representative may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the representative may overallot in connection with the offering, creating a short position. In addition, the representative may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

The underwriters and their affiliates have engaged in, from time to time, and may in the future engage in commercial and investment banking services, hedging services and other commercial dealings in the ordinary course of business with us. They have received, and in the future will receive, customary fees and commissions for these transactions. Certain of the underwriters or their affiliates are lenders and/or agents under our term loan facility, our existing revolving credit facility and our new revolving credit facility. See “Summary—Recent Developments.” These underwriters or their affiliates may receive a portion of the proceeds from this offering as a result of any repayment of outstanding indebtedness under our term loan facility. See “Use of Proceeds.”

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable you to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Service and Markets Act 2000 (Financial Promotion) Order 2005 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to such underwriter or us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from, or otherwise involving the United Kingdom.

Legal matters

The validity of the notes will be passed upon for us by Bass, Berry & Sims PLC, Memphis, Tennessee. Other legal matters with respect to the notes will be passed upon by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada, and by Harry L. Goldsmith, Esq., our Executive Vice President, General Counsel and Secretary. As of June 25, 2009, Mr. Goldsmith beneficially owned 158,464 shares of our common stock, including 145,625 shares that may be acquired upon exercise of stock options either immediately or within 60 days of that date. Certain legal matters in connection with the offering of the notes will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended August 30, 2008, and the effectiveness of our internal control over financial reporting as of August 30, 2008, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on such firm’s authority as an expert in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the twelve week periods ended November 22, 2008 and November 17, 2007, the twelve and twenty-four week periods ended February 14, 2009 and February 9, 2008 and the twelve and thirty-six week periods ended May 9, 2009 and May 3, 2008, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated December 16, 2008, March 17, 2009 and June 17, 2009, included in our Quarterly Reports on Form 10-Q for the quarters ended November 22, 2008, February 14, 2009 and May 9, 2009, and incorporated herein by reference, state that Ernst & Young LLP did not audit and does not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Prospectus

AutoZone, Inc.

Debt Securities

We may offer and sell our debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the debt securities that we may offer. We may offer and sell debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continued or delayed basis.

Our principal executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500.

We will provide specific terms of debt securities we offer, and the manner in which they are being offered, in supplements to this prospectus. Our debt securities cannot be sold unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

Investing in our debt securities involves certain risks. Before buying our debt securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements and in other information filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “we,” “our” and “us” in this prospectus, we mean AutoZone, Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to “you” or “yours,” we mean the purchasers of the applicable debt securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or “SEC,” under the Securities Act of 1933, as amended, or “Securities Act.” Under this shelf registration, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a supplement to this prospectus that contains specific information about the terms of the debt securities being sold. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any debt securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference facilities. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC.

Our common stock is listed on the New York Stock Exchange (NYSE: AZO), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Our web site address is http://www.autozoneinc.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Documents establishing the terms of the offered debt securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” the reports and documents we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with SEC. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents set forth below that we have previously filed with the SEC and any future filings made under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” after the date of this prospectus and prior to the termination of the offering of debt securities offered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended August 25, 2007 (filed with the SEC on October 22, 2007);

•	our Proxy Statement on Schedule 14A, filed with the SEC on October 22, 2007, for the Annual Meeting of Stockholders held on December 12, 2007;

•	our Quarterly Reports on Form 10-Q for the quarters ended November 17, 2007 (filed with the SEC on December 14, 2007 and amended on January 4, 2008), February 9, 2008 (filed with the SEC on March 10, 2008) and May 3, 2008 (filed with the SEC on June 12, 2008); and

•	our Current Reports on Form 8-K, filed with the SEC on January 4, 2008, February 15, 2008, March 7, 2008 and June 26, 2008.

(i)

Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus, the registration statement of which this prospectus is a part, or any prospectus supplement.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

Secretary
AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103
(901) 495-6500

(ii)

AUTOZONE, INC.

We are the nation’s leading specialty retailer and a leading distributor of automotive replacement parts and accessories, with most of our sales to do-it-yourself (“DIY”) customers. We began operations in 1979 and as of May 3, 2008, we operated 4,032 stores in 48 states, the District of Columbia and Puerto Rico in the United States and 130 stores in Mexico. Each of our stores carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories and non-automotive products. In many of our stores we also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers and service stations. We also sell the ALLDATA brand automotive diagnostic and repair software. On the web at www.autozone.com, we sell diagnostic and repair information, auto and light truck parts, and accessories. We do not derive revenue from automotive repair or installation services.

Our executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500. AutoZone, Inc. is a Nevada corporation.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements (as the term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that they believe to be appropriate. These are subject to a number of risks and uncertainties, including, but not limited to, those described in Item 1A to our annual report on Form 10-K, which is expressly incorporated by reference into this prospectus, and those risks described in any supplement to this prospectus under “Risk Factors,” and elsewhere in documents filed with the SEC and incorporated by reference into this prospectus, as well as other factors that our management has not yet identified, including without limitation, competition, product demand, the economy, credit markets, the ability to hire and retain qualified employees, consumer debt levels, inflation, weather, raw material costs of our suppliers, energy prices, war and the prospect of war, including terrorist activity, availability of commercial transportation, construction delays, access to available and feasible financing, and changes in laws or regulations. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Except as set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the debt securities offered hereby for general corporate purposes, including repaying, redeeming or repurchasing outstanding debt and for working capital, capital expenditures, new store openings, stock repurchases and acquisitions. We may invest funds not required immediately for such purposes in short-term, interest-bearing and other investment-grade securities.

DESCRIPTION OF DEBT SECURITIES

The following text describes the general terms and provisions of debt securities that we may offer from time to time. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. In this section entitled “Description of Debt Securities,” references to “we,” “us,” “our,” and “AutoZone” include only AutoZone, Inc. and not any of its subsidiaries.

We may offer either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a supplement to this prospectus, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. See “— Subordination” below.

The debt securities will be issued under an indenture dated as of August 8, 2003, as supplemented, between us and The Bank of New York Mellon Trust Company, N.A. (successor to Bank One Trust Company, N.A.), as trustee. The indenture, as supplemented, is referred to in this prospectus as the “indenture.” The indenture describes the terms of the debt securities and does not limit the amount of debt securities or other unsecured, senior debt we may issue. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The indenture, as supplemented, has been incorporated by reference as an exhibit to the registration statement that we have filed with the SEC, of which this prospectus forms a part. We encourage you to read the indenture. Capitalized terms used in this description of our debt securities have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by our board of directors or a committee thereof and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

We can issue debt securities under the indenture in one or more series with the same or various maturities, at par, at a premium or at a discount. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may without the consent of the holders of the debt securities of that series reopen a series and issue additional debt securities of that series. We will set forth in a prospectus supplement the aggregate principal amount of any series of debt securities being offered and the following terms of such debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in certificated or “book-entry only” form;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest on, the debt securities will be made;

•	if payments of principal of, or premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, or premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any collateral securing or guarantees of payments of principal of, or premium or interest on, the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any conversion provisions, including the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the holder or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed;

•	whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof;

•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other terms of the debt securities, which may modify, delete, supplement or add to any provision of the indenture as it applies to that series.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (which we refer to, in the case of any debt security represented by a global debt security, as a “book-entry debt security”), or a certificate issued in definitive registered form (which we refer to, in the case of any debt security represented by a certificated security, as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth in the applicable prospectus supplement, book-entry debt securities will not be issuable in certificated form.

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

We will not be required:

•	to issue, register the transfer of, or exchange debt securities for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of debt securities selected for redemption and ending at the close of business on the day of such mailing; or

•	to register the transfer of or exchange of debt securities selected, called or being called for redemption as a whole or the portion being redeemed of any such security selected, called or being called for redemption in part.

Ranking Senior Debt Securities

Our senior debt securities will rank equally with all our other unsecured and unsubordinated indebtedness.

Subordination

The subordination provisions for a series of subordinated debt securities will be set forth in the applicable prospectus supplement and in the subordinated debt securities themselves or a resolution of our board of directors, a supplemental indenture or an officers’ certificate.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. Notice to the trustee should be directed to its Corporate Trust Office, located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, Attention: Global Corporate Trust.

The indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate the conflict or resign. The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an event of default shall occur (and be continuing), the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent person in the conduct of such person’s affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

PLAN OF DISTRIBUTION

We may sell the debt securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the debt securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any at the market offering of debt securities by or on our behalf.

Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Through Agents and Dealers

We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the debt securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the debt securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the debt securities.

General Information

The names of any agents, dealers or managing underwriters, and of any underwriters, involved in the sale of the debt securities under this prospectus and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount or commission as well as the net proceeds to us from the sale of debt securities will be set forth in a prospectus supplement. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of debt securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in a prospectus supplement.

Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the debt securities on any securities exchange. The debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase the debt securities for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any debt securities.

LEGAL MATTERS

The validity of the debt securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Memphis, Tennessee. Certain other legal matters with respect to the debt securities offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended August 25, 2007, and the effectiveness of our internal control over financial reporting as of August 25, 2007, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on such firm’s authority as an expert in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the twelve week periods ended November 17, 2007 and November 18, 2006, the twelve and twenty-four week periods ended February 9, 2008 and February 10, 2007 and the twelve and thirty-six week periods ended May 3, 2008 and May 5, 2007, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated December 11, 2007, March 10, 2008 and June 10, 2008, included in our Quarterly Reports on Form 10-Q for the quarters ended November 17, 2007 (as amended), February 9, 2008 and May 3, 2008, and incorporated herein by reference, state that Ernst & Young LLP did not audit and does not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

$500,000,000

AutoZone, Inc.

5.750% Senior Notes due 2015

Prospectus supplement

Joint Book-Running Managers

J.P. Morgan
Wachovia Securities
U.S. Bancorp Investments, Inc.

Co-Managers

Banc of America Securities LLC
Morgan Keegan & Company, Inc.
SunTrust Robinson Humphrey
Citi
Fifth Third Securities, Inc.
KeyBanc Capital Markets
Mitsubishi UFJ Securities
Mizuho Securities USA Inc.

June 29, 2009